Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (Amendment No. 3) of Know Lab, Inc., of our report dated December 27, 2019 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in Know Labs, Inc. annual report on Form 10-K as of and for the year ended September 30, 2019.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP

BPM LLP
Walnut Creek, California
January 29, 2020